SCHEDULE 14A INFORMATION
Proxy statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                            (Amendment No. ________)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) [X] Definitive Proxy Statement [ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                          Union Acceptance Corporation

                (Name of Registrant as Specified In Its Charter)

                          Union Acceptance Corporation

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2). [ ]
$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3). [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as  provided  by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)    Amount Previously Paid:

       2)    Form, Schedule or Registration Statement No.:

       3)    Filing Party:

       4)    Date Filed:

                                   [UAC LOGO]
                           250 North Shadeland Avenue
                           Indianapolis, Indiana 46219
                                 (317) 231-6400

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------

                         To Be Held On October 23, 1996

     Notice is hereby given that the Annual Meeting of Shareholders of Union Acceptance Corporation (the "Company") will be held at 250 North Shadeland Avenue, Indianapolis, Indiana, on Wednesday, October 23, 1996 at 10:00 A.M., Indianapolis time.

     The Annual Meeting will be held for the following purposes:

     1. Election of Directors. Election of eight directors of the Company for terms to expire in 1997.

     2. Ratification of Auditors. Ratification of the appointment of KPMG Peat Marwick, LLP as auditors for the Company for the fiscal year ending June 30, 1997.

     3. Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on September 16, 1996, are entitled to vote at the meeting or any adjournment thereof.

     We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting, or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

     A copy of our Annual Report for the fiscal year ended June 30, 1996, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.


                                           By Order of the Board of Directors


                                           /s/ John M. Stainbrook
                                           John M. Stainbrook, President

Indianapolis, Indiana
September 23, 1996

     IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                   [UAC LOGO]
                           250 North Shadeland Avenue
                           Indianapolis, Indiana 46219
                                 (317) 231-6400

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                October 23, 1996

     This Proxy Statement is being furnished to the holders of Class A Common Stock, without par value (the "Class A Common Stock"), and to the holders of Class B Common Stock, without par value (the "Class B Common Stock") of Union Acceptance Corporation (the "Company"), an Indiana corporation, in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held at 10:00 A.M., Indianapolis time, on October 23, 1996, at the Company's headquarters located at 250 North Shadeland Avenue, Indianapolis, Indiana, and at any adjournment of such meeting. This Proxy Statement is expected to be mailed to shareholders on or about September 23, 1996.

     The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for each of the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies.

     Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company (Cynthia
F. Whitaker, 250 North Shadeland Avenue, Indianapolis, Indiana 46219) written notice thereof, (ii) submitting a duly executed proxy bearing a later date, or
(iii) by appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only shareholders of record at the close of business on September 16, 1996 (the "Voting Record Date"), will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 4,011,358 shares of the Class A Common Stock and 9,200,000 shares of Class B Common Stock issued and outstanding, and the Company had no other class of equity securities outstanding. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to five votes at the Annual Meeting on all matters properly presented at the Annual Meeting.

     The following table sets forth certain information regarding the beneficial ownership of the Class A Common Stock and Class B Common Stock as of the Voting Record Date, by each person who is known by the Company to own beneficially 5% or more of either Class A Common Stock or Class B Common Stock. Unless otherwise indicated, based on information furnished by such owners, the named beneficial owners have sole voting and dispositive power with respect to the shares reported, subject to community property laws where applicable.


                                Number of Shares                       Number of Shares of
                                of Class A Common    Percentage of       Class B Common        Percentage of
Name and Address               Stock Beneficially        Class A       Stock Beneficially         Class B        Percentage of
of Beneficial Owner                   Owned          Common Stock(1)          Owned           Common Stock(2)    Voting Power(3)
- -------------------            ------------------    ---------------   -------------------    ---------------    ---------------
Elizabeth W. Chapman (4)                1,893               (10)            1,510,885             16.42%                  (3)
c/o Barrett & McNagny
215 East Berry Street,
P.O. Box 2263
Fort Wayne, Indiana
          46801-2263

Howard L. Chapman  (4) (5)              1,893               (10)            1,510,885              16.42%                 (3)
Barrett & McNagny
215 East Berry Street,
P.O. Box 2263
Fort Wayne, Indiana
          46801-2263

Frances W. LeMay (6)                      ---               ---               831,026               9.03%                 (3)
c/o Barrett & McNagny
215 East Berry Street,
P.O. Box 2263
Fort Wayne, Indiana
          46801-2263

Frances W. LeMay Trust (7)                ---               ---               788,658               8.57%               7.80%
c/o Fort Wayne National Bank
110 West Berry Street
Fort Wayne, Indiana  46802

John R. Rhinehart                         ---               ---             1,719,851              18.69%                 (3)
Ruth N. Rhinehart  (8)
c/o Barrett & McNagny
215 East Berry Street,
P.O. Box 2263
Fort Wayne, Indiana
          46801-2263

Richard D. Waterfield (5) (9)           1,893               (10)            7,600,978              82.62%              76.00%
Waterfield Mortgage
     Company, Inc.
7500 W. Jefferson
Fort Wayne, Indiana  46804

Montgomery Assets
     Management, L.P. (11)
600 Montgomery Street
San Francisco, California 94111       372,200              9.28%                  ---                ---                 .74%

John Hancock Advisers, Inc. (11)
John Hancock Place
P.O. Box 111
Boston, Massachusetts 02117           595,000              14.8%                  ---                ---                1.29%
Alpha Assurances
     I.A.R.D. Mutuelle (11)           538,100              13.4%                  ---                ---                1.10%
101-100 Terrasse Boieldieu
92042 Paris La Defense France

- ----------
(1)  Based upon 4,011,358 shares of Class A Common Stock outstanding.

(2) Based upon 9,200,000 shares of Class B Common Stock outstanding. Shares of Class B Common Stock convert automatically on a share for share basis into shares of Class A Common Stock upon transfer.

(3) Based upon one vote for each of the 4,011,358 shares of Class A Common Stock outstanding and five votes per share for each of the 9,200,000 shares of Class B Common Stock outstanding. Shares beneficially owned by persons for whom no voting power is indicated are held in the Voting Trust described below in note 9.

(4) Ms. Chapman owns indirectly all 1,510,885 shares of Class B Common Stock held of record by the Voting Trust described below in note 9. Ms. Chapman may also be deemed to own beneficially 1,893 shares of Class A Common Stock owned of record by Howard L. Chapman, her husband, but disclaims beneficial ownership of such shares. Mr. Chapman, a Company director and nominee, may be deemed to own beneficially the shares of Class B Common Stock beneficially owned by Elizabeth W. Chapman, his wife, but disclaims beneficial ownership of such shares.

(5) Includes 1,893 shares of restricted Class A Common Stock issued to non-employee directors pursuant to the Incentive Stock Plan.

(6) Includes 56,622 shares of Class B Common Stock owned by Frances W. LeMay as custodian for Barbara Lorene LeMay and held of record by the Voting Trust described below in note 9, of which shares Frances W. LeMay disclaims beneficial ownership.

(7) Fort Wayne National Bank and Anne K. Waterfield are co-trustees of the Frances W. LeMay Trust.

(8) Owned as joint tenants and held of record by the Voting Trust described below in note 9.

(9) Includes 3,164,960 shares of Class B Common Stock beneficially owned by Mr. Waterfield and held of record by a voting trust created under agreement dated as of June 10, 1994, as amended (the "Voting Trust") and 4,436,018 additional shares of Class B Common Stock held by Mr. Waterfield as trustee of the Voting Trust, which additional shares are owned beneficially by Elizabeth W. Chapman, Frances W. LeMay, John R. and Ruth N. Rhinehart, Linco & Co., Richard R. Waterfield, John R. Waterfield and Jill L. Waterfield.

(10) Less than 0.1%

(11) Based solely on the shareholder's report on Form 13G.

                       PROPOSAL I -- ELECTION OF DIRECTORS

     The Board of Directors has eight members. The Company's Articles of Incorporation provide that members of the Board of Directors are to be elected for a term of one year and until their successors are elected and qualified. The nominees for director are Howard L. Chapman, John M. Davis, Fred M. Fehsenfeld, Jr., Donald A. Sherman, John M. Stainbrook, Jerry D. Von Deylen, Richard D. Waterfield, and Thomas M. West. Each of the nominees is a current director of the Company. If elected by the shareholders at the Annual Meeting, the terms of the nominees will expire at the 1997 Annual Meeting of Shareholders.

     Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxy holders will nominate and vote for a replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

     The following table sets forth certain information regarding the nominees for election as a director, including the number and percent of shares of Class A Common Stock and Class B Common Stock beneficially owned by such persons as of the Voting Record Date. The table also sets forth the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by each executive officer of the Company and by all directors and executive officers of the Company as a group.


                                                     Number of Shares                        Number of Shares of
                                                     of Class A Common    Percentage of        Class B Common        Percentage of
Name and Address                   Director of      Stock Beneficially        Class A        Stock Beneficially        Class B
of Beneficial Owner               Company Since            Owned          Common Stock(1)          Owned             Common Stock(2)
- -------------------               -------------     ------------------    ---------------    -------------------     ---------------
Nominee:
- --------
Howard L. Chapman (3)(4)              1994               1,893                 (9)               1,510,885             16.42%

John M. Davis (3)                     1994               2,556                 (9)                     ---                ---

Fred M. Fehsenfeld (3)                1994               2,393                 (9)                     ---                ---

Donald A. Sherman (3)                 1994               1,893                 (9)                 344,964              3.75%

John M. Stainbrook (8)                1994              15,050                 (9)                     ---                ---

Jerry D. Von Deylen (5)(8)            1994              28,750                0.71%                105,790              1.15%

Richard D. Waterfield (3)(6)          1994               1,893                 (9)               7,600,978             82.62%

Thomas M. West (3)                    1994               2,893                 (9)                     ---                ---


Other Executive Officers:

Rick A. Brown (8)                                        3,700                 (9)                     ---                ---
Vice President, Treasurer and
Chief Financial Officer

David S. Nash (8)                                        2,600                 (9)                     ---                ---
Vice President

Cynthia F. Whitaker (7)(8)                               5,350                 (9)                   6,800               (9)
Vice President and Secretary

All directors and                                       68,971               1.70%               8,058,532             87.52%
executive officers
as a group
(11 persons)

- ----------
(1)  Based upon 4,011,358 shares of Class A Common Stock outstanding.

(2) Based upon 9,200,000 shares of Class B Common Stock outstanding. Shares of Class B Common Stock convert automatically on a share for share basis into shares of Class A Common Stock upon transfer.

(3) Includes 1,893 shares of restricted Class A Common Stock issued to non-employee directors pursuant to the Incentive Stock Plan.

(4) Mr. Chapman may be deemed to own beneficially the shares of Class B Common Stock owned indirectly by Elizabeth W. Chapman, his wife, and held of record by the Voting Trust, but disclaims beneficial ownership of such shares.

(5) Includes 47,468 shares of Class B Common Stock held by Union Federal Savings Bank of Indianapolis as custodian for Mr. Von Deylen's individual retirement account.

(6) Includes 3,164,960 shares of Class B Common Stock beneficially owned by Mr. Waterfield and held of record by the Voting Trust and 4,436,018 additional shares of Class B Common Stock held by Mr. Waterfield as trustee of the Voting Trust, which additional shares are owned beneficially by Elizabeth
     W. Chapman, Frances W. LeMay, John R. and Ruth N. Rhinehart, Linco & Co., Richard R. Waterfield, John R. Waterfield and Jill L. Waterfield.

(7) Includes 2,850 shares of Class A Common Stock held by Ms. Whitaker as custodian for her minor children under the Uniform Gift to Minors Act. Ms. Whitaker is Richard D. Waterfield's niece.

(8) Includes options for 18,750, 12,500, 2,500, 2,500 and 2,500 shares of Class A Common Stock granted to Mr. Von Deylen, Mr. Stainbrook, Mr. Brown, Mr. Nash and Ms. Whitaker, respectively, under the Incentive Stock Plan which are currently exercisable in accordance with their terms. Does not include shares of Class A Common Stock reserved for issuance upon exercise of other options granted to such individuals which are not currently exercisable.

(9)  Less than 0.1%

     Mr. Von Deylen (age 54) was appointed Chairman of the Board of the Company upon its formation and has served as President of Union Federal Savings Bank of Indianapolis ("Union Federal") since 1987. Mr. Von Deylen joined Union Federal as a Director and Executive Vice President in 1984, after participating in the acquisition of Union Federal Savings and Loan Association by an affiliate of Waterfield Mortgage Company, Inc. ("WMC"), for which he served as Controller from 1983-1984. Between 1963 and 1983, Mr. Von Deylen held positions with First Federal Savings and Loan of Ft. Wayne, Indiana, including Vice President and Treasurer. Mr. Von Deylen holds positions with various affiliates of Union Federal, including serving as Vice President of Union Holding Company, Union Federal's parent corporation ("UHC"), Executive Vice President and Director of Waterfield Financial Corporation, Director of Waterfield Insurance Company, and President and Director of Union Financial Corp. Mr. Von Deylen served on the Board of Directors of Federal Home Loan Bank of Indianapolis for a one-year term ending in 1996.

     Mr. Stainbrook (age 48) was named President of the Company upon its formation and was appointed to the Board of Directors in May 1994. Beginning January 1986, he served as the Senior Vice President of Union Federal's Consumer Lending Department, where he held primary management and budgetary authority with respect to the indirect retail automobile financing operations of Union Federal (the "Union Division"). Before coming to Union Federal in 1986, Mr. Stainbrook was Vice President of Indirect Lending for Merchants National Bank and Trust Company of Indianapolis, Indiana (now National City Bank, Indiana) for fifteen years, working primarily in the area of indirect consumer lending.

     Mr. Waterfield (age 51) has served as President of UHC and Chairman of Union Federal since September, 1984. Mr. Waterfield has been Chairman of WMC, a mortgage banking company and an affiliate of Union Federal, since 1980. Mr. Waterfield has also served as Chairman of Waterfield Financial Corporation, an affiliate of Union Federal, since September 1984. He has been a director of the Company since its formation.

     Mr. Chapman (age 62) has served on the Board of Directors since the Company's formation. Mr. Chapman has been a partner in the law firm of Barrett & McNagny in Fort Wayne, Indiana since 1986. Mr. Chapman is the husband of Elizabeth Chapman, Richard D. Waterfield's sister. Barrett & McNagny from time to time provides legal services to the Company, Union Federal and their affiliates, in connection with their respective operations. Mr. Chapman is a director of WMC and Union Federal.

     Mr. Davis (age 44) has served as Vice President, General Counsel and corporate Secretary of Indianapolis Water Company ("IWC") since July 1993. He also serves as Vice President, General Counsel and corporate secretary for IWC Resources Corporation and its publicly traded holding company, Waterway Holdings, Inc. Mr. Davis also serves as a director of Waterway Holdings, Inc., and Indiana Railroad Co., a subsidiary of CSX Transportation Company. He was previously a tax partner at KPMG Peat Marwick, Indianapolis, from June 1974 to June 1993. Such firm provided tax services to Union Federal for its tax year ended June 30, 1993. He has been a director of the Company since June 1994.

     Mr. Fehsenfeld (age 45) was named to the Company's Board of Directors in June 1994. Since 1989, he has served as managing trustee of the Heritage Group, a family-owned holding company with interests in road construction, environmental management, oil refining and aggregate production.

     Mr. Sherman (age 45) has served on the Company's Board of Directors since its formation. He has served as Executive Vice President of Union Federal since July 1990 and has served on its board of directors since September 1984. Mr. Sherman is also President and director of WMC and a director of UHC, Waterfield Insurance Agency, Inc., Protective Insurance Agency, Inc., Waterfield Financial Corporation and the Scotts Company, Inc.

     Mr. West (age 56) was named to the Company's Board of Directors in June 1994 and has been a member of the board of directors of Union Federal since April 1992. Mr. West served for over thirty years in various management and executive positions with Lincoln National Reinsurance Cos. and its affiliates, most recently serving as President and Chief Executive Officer of Lincoln National Reinsurance Cos. until late 1994. Mr. West serves as President of West Consult Corp., a privately-owned investment and consulting company.

     Mr. Nash (age 33) was named Vice President-Lending Operations of the Company upon its formation. Mr. Nash joined Union Federal in 1988 as a sales representative. In 1990 he became Assistant Vice President-Dealer Banking and has served as Vice President-Dealer Banking for Union Federal since October 1993. In his current capacity with the Company, Mr. Nash is responsible for the management of the Company's national sales staff, supervises day-to-day credit operations and is principally involved in planning the Company's expansion program. Between 1986 and 1988, Mr. Nash worked as a field/sales representative for Pat Ryan & Associates, in which capacity he assisted retail automobile dealers improve sales techniques and profitability, especially in their finance and insurance departments.

     Ms. Whitaker (age 34) was named Secretary of the Company upon its formation and was appointed Vice President--Legal/Securitization in March 1994. She has served Union Federal in various capacities since 1990, including that of Assistant Vice President--Legal/Securitization since 1991. From 1988 to 1989, Ms. Whitaker served as Senior Internal Auditor for Boise Cascade Corporation, where she conducted operational audits for company plants and departments. Ms. Whitaker worked in residential and consumer lending for WMC and Union Federal between 1981 and 1988 and worked in clerical capacities for WMC in insurance servicing from 1977 to 1980. She received her Master's Degree in Business Administration from Indiana University, with a concentration in finance. Ms. Whitaker is Richard D. Waterfield's niece. Ms. Whitaker was on leave of absence from the Company during the summer of 1996 and is currently expected to begin working on a part-time basis in late 1996.

     Mr. Brown (age 32) was named Treasurer and Chief Financial Officer of the Company upon its formation. A certified public accountant, Mr. Brown has served as Assistant Controller for Union Federal since coming to the bank in 1990. From 1988 to 1990, he was a senior auditor for Greenwalt Sponsel & Co., Inc., an accounting firm in Indianapolis, Indiana. Mr. Brown worked for Ernst and Young, LLP, formerly Arthur Young & Co. from 1986 to 1988 as both a staff assistant and a senior auditor. Mr. Brown also serves as a Vice President of the Company.

     THE DIRECTORS SHALL BE ELECTED UPON RECEIPT OF A PLURALITY OF VOTES CAST AT THE ANNUAL SHAREHOLDERS MEETING.

Meetings and Committees of the Board of Directors

     During the fiscal year ended June 30, 1996, the Board of Directors of the Company met four times, including teleconferences, in addition to taking a number of actions by unanimous written consent. During fiscal 1996, no incumbent director of the Company attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served, except Mr. Fehsenfeld, who did not attend the two meetings held by the Audit Committee during the fiscal year.

     The Company's Audit Committee is responsible for: recommending the appointment of the Company's independent accountants; meeting with the independent accountants to outline the scope and review the results of the annual audit; and reviewing with the internal auditor the systems of internal control and audit reports. The current members of this committee are Messrs. Davis, Fehsenfeld, Sherman and West. The Committee met twice during fiscal 1996.

     The Compensation Committee of the Board of Directors is comprised of Messrs. Davis, Fehsenfeld and Waterfield. The Committee recommends employee compensation, benefits and personnel policies to the Board of Directors and establishes for Board approval salary and cash bonuses for senior officers. The Compensation Committee also administers the Union Acceptance Corporation 1994 Incentive Stock Plan and has certain responsibilities for the Company's bonus plan for senior officers of the Company. During fiscal 1996, the Compensation Committee held one meeting.

Management Remuneration and Related Transactions

     Report of the Compensation Committee

     The objectives of the Compensation Committee with respect to executive compensation are the following:

     (1) provide compensation opportunities generally comparable to those offered by other similarly situated companies to ensure the Company's ability to attract and retain talented executives who are essential to the Company's long-term success;

     (2) reward   executive   officers  based  upon  their  ability  to  achieve
         short-term and long-term strategic goals and objectives and to enhance shareholder value; and

     (3) align the interests of the executive officers with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of the Company's shares increase.

     At present, the Company's executive compensation program is comprised of base salary, annual incentive bonuses and long-term incentive opportunities provided in the form of stock options. Annual incentive bonuses are tied to the Company's financial performance during the fiscal year and the executive's individual performance, and stock options have a direct relation to long-term enhancement of shareholder value. In years in which the Company's performance goals are met or exceeded, executive compensation should tend to be higher than in years in which performance is below expectations.

     Base Salary. The base salary levels of the Company's executive officers, including Mr. Stainbrook's, are intended to be generally comparable to those offered to executives with similar talent and experience by other similarly situated finance companies, with a particular view to parameters of salaries paid to executives holding similar positions in companies within the Waterfield group. In determining base salaries, including Mr. Stainbrook's, the Compensation Committee also takes into account individual performance and experience.

     Bonus Plan. The Company has established a bonus plan for officers whereby bonuses will be paid quarterly if the return on average equity equals or exceeds a threshold level established by the Compensation Committee. A target bonus will be established for each officer each year by the Compensation Committee based on the officer's base salary. The amount of the bonus will be proportionate to the amount, expressed as a percentage, by which return on average equity exceeds a threshold level, with 100% of the targeted bonus being earned if return on average equity reaches a targeted level. If return on average equity exceeds the targeted level, the bonus paid to certain officers will not exceed their targeted bonuses unless an additional bonus is specifically approved by the Compensation Committee. The targeted return on average equity was reached for fiscal 1996 and the named executive officers, including Mr. Stainbrook, received 100% of their targeted bonuses on such basis.

     Stock Options and Restricted Stock. The Union Acceptance Corporation 1994 Incentive Stock Plan ("Incentive Stock Plan") is the Company's long-term incentive plan for directors, executive officers and other key employees. The objectives of the Plan are to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return, and to enable executive officers and other key employees to develop and maintain a significant long-term ownership position in the Company's Class A Common Stock. The Incentive Stock Plan authorizes the Compensation Committee to award executive officers and other key employees incentive and non-qualified stock options and restricted shares of Class A Common Stock.

     A total of 500,000 shares of Class A Common Stock have been reserved for issuance under the Incentive Stock Plan, of which options for 271,875 shares of Class A Common Stock were granted to senior officers upon consummation of the Company's initial public offering of Class A Common Stock (the "Offering") as follows: Mr. Von Deylen, 93,750; Mr. Stainbrook, 62,500; Mr. Nash, 12,500; Ms. Whitaker, 12,500; Mr. Brown, 12,500; and 13 other officers and key employees as a group, 78,125. In addition, each of the non-employee directors of the Company was awarded 937 shares of restricted Class A Common Stock under the Incentive Stock Plan upon consummation of the Offering. Mr. Stainbrook's and Mr. Von Deylen's stock option grants were determined in order to create a substantial incentive of both executives to work toward the continued success of the Company, in recognition of the important leadership role each has played and will continue to play in the establishment and development of the Company. Effective in August 1996, the Compensation committee granted an aggregate of

21,000 additional options to the named executive officers and Mr. Von Deylen to reward them for the strong performance of the company in fiscal year 1996. Of these options, 6,000 were awarded to Mr. Stainbrook and 10,000 were awarded to Mr. Von Deylen.

     To date, the Compensation Committee has not taken steps to cause the Company's executive compensation arrangements to accommodate the provisions of ss.162(m) of the Internal Revenue Code of 1986, as amended, which limit the deductibility of an executive's compensation to $1 million annually, because it does not presently anticipate that any executive officer's remuneration will exceed $1 million per year. The Stock Incentive Plan has been structured so that option awards should qualify as performance-based compensation excluded from the $1 million limit.

     The Compensation Committee believes that linking executive compensation generally to corporate performance results in better alignment of compensation with corporate goals and the interests of the Company's shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are appropriately rewarded. The Committee believes that compensation levels during the year ended June 30, 1996 for executives, and for Mr. Stainbrook in particular, adequately reflect the Company's compensation goals and policies.

                                  Compensation
                                Committee Members
                                  John M. Davis
                             Fred M. Fehsenfeld, Jr.
                              Richard D. Waterfield

     Compensation Committee Interlocks and Insider Participation. During fiscal 1996, the directors named above were the members of the Compensation Committee of the Board of Directors. No members of the Compensation Committee have any interlocks reportable under Section 402(j) (3) and (4) of Regulation S-K.


Remuneration of Named Executive Officers

     The following table sets forth for each of the Company's last three fiscal years information with respect to Mr. Stainbrook and the other executive officers of the Company whose aggregate salary and bonus for fiscal 1996 exceeded $100,000.

                           Summary Compensation Table



                                                                  Annual Compensation
                                                  ---------------------------------------------
                                                                                                        Long Term
                                                                                                      Compensation
                                     Fiscal                                       All Other              Awards
Name and Principal Position           Year         Salary        Bonus          Compensation(1)        Options/SARS
- ---------------------------          ------       --------      --------        ---------------       --------------
John M. Stainbrook                    1996        $200,000      $527,115          $2,375                  62,500
President                             1995         200,000       100,000             ---
                                      1994         142,611        66,000             ---
David S. Nash                         1996         104,615        55,600             ---                  12,500
Vice President                        1995          88,846        49,825             ---
                                      1994          66,923        20,000             ---
Rick A. Brown                         1996          75,769        63,750           3,138                  12,500
Vice President, Treasurer             1995          60,192         9,750           1,460
and Chief Financial Officer           1994          51,785         8,250             598
Cynthia F. Whitaker                   1996          88,654        86,311             ---                  12,500
Vice President  and                   1995          73,654        13,650             ---
Secretary                             1994          49,231         8,250

- --------

(1) Represents the Company's 25% match up to 6% of in 1996, and up to 4% in 1994 and 1995 of employee deferrals of currently earned income into the Waterfield Plan, and any discretionary profit sharing contributions made by the Company to the Waterfield Plan.

Incentive Stock Plan
     The Incentive Stock Plan was approved by Union Federal as the Company's sole shareholder in June, 1994, prior to the Company's initial public offering (the "Offering"). Options or other grants to be received by executive officers or other employees in the future are within the discretion of the Compensation Committee and are not determinable. Stock options granted under the Incentive Stock Plan are exercisable at such times (not after ten years and one day from the date of the grant) and at such exercise prices (not less than 85% of the fair market value of the Class A Common Stock at date of grant) as the Committee determines and will, except in limited circumstances, terminate if the grantee's employment terminates prior to exercise.

     The following table sets forth information related to options granted upon consummation of the Offering to each of Jerry D. Von Deylen and the executive officers identified in the summary compensation table above.

                      Option/SAR Grants in Last Fiscal Year


                                                                                            Potential Realized
                                       Individual Grants                                     Value at Assumed
                                                                                              Annual Rates of
                                           % of Total                                    Stock Price Appreciation
                                         Options Granted     Exercise or                      for Option Term
                          Options        to Employees in     Base Price      Expiration  -------------------------
   Name                   Granted          Fiscal Year        ($/Share)         Date           5%           10%
- -------                   -------          -----------        ---------         ----        --------    ----------
Jerry D. Von Deylen       93,750              33.1%            $16.00          8/7/05       $943,350    $2,390,550
John M. Stainbrook        62,500              22.1              16.00          8/7/05        628,900     1,593,700
David S. Nash             12,500               4.4              16.00          8/7/05        125,780       318,740
Cynthia F. Whitaker       12,500               4.4              16.00          8/7/05        125,780       318,740
Rick A. Brown             12,500               4.4              16.00          8/7/05        125,780       318,740


     The following table includes the number of shares covered by both exercisable and unexercisable stock options held by the individuals named above as of June 30, 1996. Also reported are the values for "in-the-money" options (options whose exercise price is lower than the market value of the shares as of such date) which represent the spread between the exercise price of any such existing stock options and the market value of such stock as of such date.



                          Fiscal Year-End Option Values

                                           Number of Shares Underlying                 Value of Unexercised
                                               Unexercised Options (1)               In-the-Money Options (2)
                                       ----------------------------------          ------------------------------
       Name                            Exercisable          Unexercisable          Exercisable      Unexercisable
       ----                            -----------          -------------          -----------      -------------

Jerry D. Von Deylen                       18,750                 75,000               ---              ---
John M. Stainbrook                        12,500                 50,000               ---              ---
David S. Nash                              2,500                 10,000               ---              ---
Cynthia F. Whitaker                        2,500                 10,000               ---              ---
Rick A. Brown                              2,500                 10,000               ---              ---


(1)  Options  for  18,750,   12,500,   2,500,  2,500  and  2,500  shares  became
     exercisable by Mr. Von Deylen, Mr. Stainbrook, Mr. Nash, Ms. Whitaker and Mr. Brown, respectively, in August 1996 under the terms of their respective stock option agreements with the Company. Such options, together with the balance of the options shown, vest over a period of five years, with one-fifth becoming exercisable on each anniversary of the option grant. Two-thirds of Mr. Von Deylen's options and one-half of Mr. Stainbrook's options are non-qualified stock options.

(2) Based on market value of the Class A Common Stock of $15.13 per share at June 30, 1996.

Defined Benefit Plans

      Eligible employees of the Company, including its executive officers, currently may participate in the Waterfield Group Savings and Investment Plan, a 401(k) profit-sharing plan ("Waterfield Plan"). The Company may in the future adopt an independent 401(k) profit-sharing plan on terms substantially similar to those of the Waterfield Plan. Under the Waterfield Plan, each participant is entitled to receive a matching contribution from the Company in an amount equal to 25% of the first 6% of the participant's own pre-tax contribution. In addition to the employer matching amounts, the Company may make discretionary profit-sharing contributions to the Waterfield Plan from time to time.

Compensation of Directors

     The Incentive Stock Plan provides that each director of the Company who is not also an executive officer is automatically granted shares of Class A Common Stock with a fair market value of $15,000 following each annual meeting of shareholders. Shares so granted will have a six-month period of restriction during which they may not be transferred.

     In addition to the annual grants of shares, the Company's non-employee directors are paid $8,000 per year plus $500 per board or committee meeting ($800 for meeting requiring out of town travel). They are also eligible for reimbursement of travel and similar expenses.

Comparative Stock Performance

     The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the period beginning August 1, 1995 and ending June 28, 1996 with the cumulative total return on the Nasdaq Stock Market(1), the NASDAQ Financial composite index and the Company's peer group(2) for the period begining August 1, 1995 and ending June 28, 1996, assuming the investment of $100 in the Company's Common Stock, the Nasdaq Stock Market, the NASDAQ Financial composite index and the Company's peer group on August 1, 1995, and reinvestment of all dividends. The Company has elected to provide comparative stock performance information for both the peer group and the NASDAQ Financial composite index. The Company's trading history (and the trading history of certain members of its peer group) is fairly limited. It may conclude that its stock performance in future periods is more comparable to that of the peer group or NASDAQ Financial composite index and, in that event, provide comparative data for only one or the other.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
     AMONG UNION ACCEPTANCE CORPORATION, THE NASDAQ STOCK MARKET - US INDEX,
                    THE NASDAQ FINACIAL INDEX AND PEER GROUP

[GRAPH OMITTED]


                            8/1/95   9/29/95     12/29/95    3/29/96     6/28/96
                            ------   -------     --------    -------     -------
Union Acceptance Corp.       100      117.19       87.50      98.44       96.88
Peer Group                   100      129.94       99.81     112.10      120.22
Nasdaq Stock Market - U.S.   100      105.46      106.75     111.73      120.87
Nasdaq Financial             100      109.00      116.94     121.66      124.57
- --------------
(1)      The Broad Market Index is the NASDAQ Market Index.

(2) The Peer Group is made up of the following securities: Olympic Financial, LTD; ONYX Acceptance Corp.; Oxford Resources Corp. A; and WFS Financial, Inc.

Certain Transactions With Related Persons

     Union Federal, a wholly-owned subsidiary of UHC, is a federally chartered stock savings bank operating through offices in Indiana, with total assets of $2.0 billion at June 30, 1996. Jerry D. Von Deylen, Chairman of the Board of Directors of the Company, has served as President of Union Federal since 1987. UHC is principally owned by members of the Waterfield family and is controlled by Richard D. Waterfield. Union Federal and its subsidiary, Waterfield Financial Corporation, a mortgage originating company, together represent one of the largest privately-owned mortgage originators in the United States.

     Business Transfer. From 1986 until the Business Transfer (defined below), Union Federal operated its indirect automobile lending business through the Union Division. In April 1994, the Company began accepting loans and conducting certain other aspects of this business as a subsidiary of Union Federal. Subject only to the replacement funding arrangements described below, Union Federal transferred certain assets related to the Union Division to the Company, and the Company assumed certain related liabilities (the "Business Transfer") effective January 1, 1995. Although Union Federal continued to fund the Company's operations after the Business Transfer, the Company began funding loan acquisitions through its credit facilities at the time of the Offering in August, 1995.

     Replacement Funding and Ongoing Securitizations. In connection with the Business Transfer, Union Federal assigned to the Company its rights to future cash flows from Union Federal's outstanding securitizations (Excess Servicing). The Company used a portion of the net proceeds of the Offering and unsecured senior notes issued in connection with the Offering to replace (i) restricted cash held by the securitization trustee for Union Federal for payment to the outstanding securitization trusts and (ii) the balance of the cash collateral accounts held in securitization trusts to protect certificate holders from credit losses ("Spread Accounts"). This replacement funding, which amounted to approximately $72.0 million, reduced the assets Union Federal otherwise would have contributed to the Company in connection with the Business Transfer. It also provided a benefit to Union Federal because restricted cash held by the securitization trustee for Union Federal was freed of restriction and, together with the balance owed to Union Federal in the securitization Spread Accounts, was released by the securitization trustee and paid to Union Federal.

     Union Federal will continue to serve as master servicer on securitization transactions entered into prior to the Business Transfer. The Company has, however, entered into a General Subservicing Agreement with Union Federal pursuant to which Union Federal has delegated to the Company the responsibilities for servicing outstanding securitizations effective with the Business Transfer on January 1, 1995. The Company receives all regular servicing fees and will receive excess servicing cash flows from Union Federal's outstanding securitizations.

     Certain Lease Arrangements. Effective in January, 1996, the Company and its special purpose subsidiary, Union Acceptance Funding Corporation ("UAFC") have terminated their lease agreements with Union Federal for 24,817 square feet of its office space on the fourth and fifth floors and in the basement of Union Federal's office building in Indianapolis in connection with their relocation to a new corporate office complex located at 250 North Shadeland Avenue, Indianapolis, Indiana (the "Office Building"). WMC, which is controlled by Richard D. Waterfield, a director and controlling shareholder, acquired the Office Building in November, 1995. Subsequently, the Company entered into a lease of the Office Building with WMC for a term of seven years and six months, commencing on November 1, 1995 (the "UAC Lease"). Under the UAC Lease, the Company is responsible for taxes, insurance and maintenance expenses and all other responsibilities relating to the Office Building, as if it were the owner of the Office Building during the term of the UAC Lease. The UAC Lease also requires the Company to make certain improvements funded in part by $3.5 million placed in escrow by WMC (the "Improvement Fund"). The lease provides for a monthly rental payment of $75,943, subject to adjustment depending on the extent the Company uses the proceeds of the Improvement Fund. In connection with the purchase of the Office Building, WMC assumed the rights of the prior owner, as lessor, in connection with a certain lease with Allstate Insurance Company, as lessee. In November, 1995, WMC assigned its rights as lessor to UAC with respect to such lease.

         The Company has entered into a sublease with Union Federal for 1,534 square feet of office space located at the Office Building. The sublease has a term of six years and nine months commencing on August 1, 1996, and provides for a monthly rental payment of $2,557. The Company has reimbursed Union Federal approximately

$200,000 expended by Union Federal for improvements. The Company remains responsible for all costs associated with the Office Building under the sublease.

     Ongoing Banking and Financial Services. Union Federal provides banking and related financial services to the Company and its subsidiaries on arm's-length terms. The Company is one of Union Federal's largest commercial customers. Such services include, without limitation, checking account services, lockbox services (including processing of checks and drafts drawn on the Company's accounts), and wire transfer services. The cost to the Company of these services, aggregated approximately $516,000 for the fiscal year ended June 30, 1996. In order to comply with Federal thrift regulations, Union Federal provides such services on terms that are no less favorable to Union Federal than arm's-length terms between independent parties.

     Union Federal and its affiliates continue to originate automobile loans directly with consumers in the ordinary course of its business. The Company services certain consumer loans for Union Federal and its affiliates for an annual fee equal to one percent of the principal balance of the loans serviced. The portfolio of Union Federal loans serviced by the Company consists of fixed and variable rate loans on mobile-homes, boats and autos, which portfolio was approximately $3.6 million at June 30, 1996.

     On January 18, 1996, Union Federal entered into a receivables purchase agreement pursuant to which Union Federal purchased at par $392,185 in principal amount of receivables in respect of automobile loans from the Company (the "Receivables"). Such loans were not eligible for securitization in the Company's regular program. The receivables purchase agreement, which contains customary representations and warranties, provides for the Company to service the Receivables on behalf of Union Federal in return for a monthly service fee consisting of 1% of the aggregate principal balance of Receivables in the previous month.

     Legal Services. Barrett & McNagny provided legal services to Union Federal in connection with the Company's formation and its licensure and preparation to commence operations. Barrett & McNagny is expected to continue to provide legal services to the Company from time to time. Fees for legal services paid to Barrett & McNagny during fiscal 1995 and 1996 by Union Federal or the Company for services to or related to the Union Division or the Company were approximately $201,000 and $351,528, respectively. Mr. Chapman, one of the Company's directors, is a partner in such firm. Mr. Chapman's wife, Elizabeth Chapman, is the sister of Mr. Waterfield and a shareholder of the Company.

              PROPOSAL II-- RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors proposes the ratification by the shareholders at the Annual Meeting the appointment of the accounting firm of KPMG Peat Marwick, LLP ("Peat Marwick") as independent auditors for the fiscal year ended June 30,
1997. Peat Marwick has served as auditors for the Company since its incorporation in 1993 and served as auditors to Union Federal and the Union Division for several years prior thereto. A representative of Peat Marwick is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires. He will also be available to respond to any appropriate questions shareholders may have.

     RATIFICATION OF THE APPOINTMENT OF AUDITORS REQUIRES THAT THE VOTES CAST (IN PERSON OR BY PROXY) AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT THEREOF IN FAVOR OF RATIFICATION EXCEED THOSE CAST AGAINST.

                              SHAREHOLDER PROPOSALS

     Any proposal that a shareholder wishes to have presented at the next Annual Meeting of the Company to be held in 1997 must be received at the main office of the Company for the inclusion in the proxy statement no later than 120 days in advance of September 23, 1997. Any such proposal should be sent to the attention of the Secretary of the Company at 250 North Shadeland, Indianapolis, Indiana 46219.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "1934 Act") requires that the Company's officers and directors and persons who own more than 10% of the Company's Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Effective August 1, 1995, officers, directors and greater than 10% shareholders have been required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms that they file.

     During the fiscal year ended June 30, 1996, the Company's officers, directors and greater than 10% beneficial owners filed all required reports with the SEC pursuant to Section 16(a) of the 1934 Act.

                                  OTHER MATTERS

     Management is not aware of any business to come before the Annual Meeting other than those matters described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of  solicitation  of  proxies  will be borne by the  Company.  The
Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Class A Common Stock and Class B Common Stock. In addition to solicitation by mail, directors, officers, and employees of the Company may solicit proxies personally or by telephone without additional compensation.

     Each Shareholder is urged to complete, date and sign the proxy and return it promptly in the enclosed return envelope.

     Insofar as any of the information in this Proxy Statement may rest peculiarly within the knowledge of persons other than the Company, the Company relies upon information furnished by others for the accuracy and completeness thereof.

                                      By Order of the Board of Directors



                                      /s/ John M. Stainbrook
                                      John M. Stainbrook, President

September 23, 1996

[CLASS A PROXY CARD - FRONT]

PROXY                                                                      PROXY
                          UNION ACCEPTANCE CORPORATION

               Proxy Solicited on Behalf of the Board of Directors For The Annual Meeting of Shareholders -- October 23, 1996


         The undersigned appoints Rick A. Brown and Maureen A. Schoch, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the shares of Class A Common Stock of Union Acceptance Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders thereof to be held on October 23, 1996, or at any adjournment thereof.

         Unless otherwise marked, this proxy will be voted FOR the election of the nominees named, and FOR Proposal No. 2. In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING
THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side)

[CLASS A PROXY CARD - BACK]

                          Union Acceptance Corporation
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [  ]


1. Election of Directors--                                               For All
   Nominees:  H. Chapman, J.Davis, F. Fehsenfeld, Jr.,     For  Withheld  Except
              D. Sherman, J. Stainbrook, J. Von Deylen,    [ ]    [ ]       [ ]
              R. Waterfield, T. West


(Except nominee(s) written above.)

2.       Ratification of KPMG Peat Marwick LLP as auditors for fiscal year 1997.

         For       Against           Abstain
         [ ]         [ ]               [ ]

         The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.


         Dated:__________________________, 1996


         --------------------------------------
         Signature(s)


         Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.